Exhibit (d)(6)

NICE SYSTEMS, LTD.

2008 SHARE INCENTIVE PLAN

Personal - Confidential

Dear ______________,

Notice of An Option Award

          We, Nice Systems Ltd. (the “Company”), pursuant to our “Nice Systems Ltd. 2008 Share Incentive Plan” (the “Plan”) and in accordance with a our Offer to Exchange Certain Outstanding Share Options, dated August 5, 2009, hereby grant you options (the “Options”) to purchase the number of shares of the Company’s Ordinary Shares, nominal value NIS 1.00 each (the “Shares”) set forth below. The Options are subject to all of the terms and conditions as set forth herein and in the Plan, all of which are incorporated herein in their entirety. Unless otherwise stated, all capitalized terms in this Award Notice shall be interpreted as defined in the Plan.

Grantee Oracle ID:

Name of Grantee:

Date of Grant:	August 5, 2009

Number of Shares Subject to Options:

Exercise Price Per Share:	NIS 1.00

Expiration Date:	6 Years from the Date of Grant

Type of Grant: Unapproved stock options

Vesting Schedule: 25% of the Options shall vest on each of the first, second, third, and fourth anniversaries of the Date of Grant, If the number of shares subject to your Options is not divisible by four, then the remaining shares will be allocated to the fourth vesting date.

          [You shall be entitled to acceleration of the vesting of your Options under the conditions set forth in Section 7.4(b) of the Plan.] [applicable to certain management members]

          Nothing contained herein shall derogate from, or add to, your employment agreement, nor shall it be construed as an obligation on the part of the Company or your employer, except for the grant explicitly detailed herein.

          We wish to remind you that the details of this Award Notice are personal and confidential. Please do not discuss the matter with any person other than with your direct manager or the relevant HR representative of the Company.

          The main terms of the Options, including your right to exercise such Options, are detailed in the Plan and in this Award Notice. Furthermore, the Options are subject to the following provisions:

          The Options are exercisable by you, subject to the aforesaid and to the other terms of the Plan, following the lapse of their Vesting Schedule and until their Expiration Date, as defined above (the “Exercise Period”). In the event any Options remain unexercised following the lapse of the Exercise Period, such Options and all the rights attached thereto shall expire.

1.	Exercise of Options:
          Once the Options may be exercised (subject to the provisions hereto) and all other conditions for exercising the Options are fulfilled, you are entitled to notify Tamir Fishman or any other service provided designated by the Company, by delivering a “Notice of Exercise” (in the form that will be provided to you by Tamir Fishman or any other service provided designated by the Company), that you wish to exercise a certain number of Options (but not more than the number of Options that have become exercisable until such date). The Notice of Exercise shall be accompanied by payment for the Shares, equal to the product of (x) the number of Options you wish to exercise, and (y) the Exercise Price per Share.

2.	Tax Consequences:
          The United Kingdom tax aspects of this grant are set out in Appendix A attached hereto.

3.	Plan:
          A more detailed outline of the terms relating to the Options is contained in the Plan, as adopted by the Board of Directors of the Company. The Plan is held by the Company’s General Counsel or Corporate Director of Compensation and Benefits, and you are requested to thoroughly review its terms and provisions. Should you require further explanations - please contact the Company’s General Counsel or Corporate Director of Compensation and Benefits who shall endeavor to assist you as much as possible.

4.	Participation in the Plan:
          Your participation in the Plan is conditioned upon your signing this Award Notice and the undertaking below, and meeting all the requirements set by applicable law.

5.	Non-Transferability:
          The Options that are granted to you are not transferable, except as explicitly allowed under the Plan. In addition, your rights to sell Exercised Shares may be subject to certain limitations imposed by applicable law, and to any request made by the Company or its underwriters, if applicable (including a lock-up period), from time to time, or upon a specific occurrence, and you hereby unconditionally agree and accept any such limitations.

6.	Understanding the Plan:
          It is hereby clarified that this Award Notice is not, and cannot be, a substitute for the full and thorough understanding of the Plan. The Plan and the Trust Deed include important details that you should know and understand. This Award Notice is subject to all terms and provisions of the Plan. In any case of contradiction between this Award Notice and the Plan, the provisions of the Plan shall prevail.

7.	Data Protection Act 1998
          For the purpose of the Data Protection Act 1998, the Company and NICE CTI Systems UK Limited (“NICE UK”) are data controllers and each may, for the purpose of administering your participation in the Plan, hold and process personal data about you. If you wish to know what personal data is held about you, you may contact your Human Resources representative.

8.	Surrender of Option
          This Award is conditioned upon your execution of the Deed of Surrender attached hereto as Appendix B.

          Lastly, we would like to remind you once again that the Company’s General Counsel or Corporate Director of Compensation and Benefits can assist you in any way and provide you any required explanation in relation to the exercise of your rights according to this Award Notice.

Sincerely yours,

Nice Systems Ltd.

Consent

I understand that the Plan and this Award Notice constitute the entire agreement between me and the Company with respect to the Options granted hereunder and supersede in their entirety all prior undertakings and agreements of the Company and myself, both written and oral, with respect to the Options granted hereunder (including the Shares underlying such Options). I have reviewed the Plan and this Award Notice in their entirety, and had an opportunity to obtain the advice of counsel prior to executing this Award Notice and fully understand all provisions of the Award Notice.

I hereby approve and agree to all the aforesaid in this Award Notice. I hereby undertake to pay all taxes, which may arise in connection with the vesting, exercise, sale and/or transfer of Options and the underlying Shares and promptly follow the instructions of the Company in this respect. I hereby represent and warrant that I will acquire any Shares hereunder for my own account and not as a nominee or agent for any other person, nor with a view to or for distribution.

I consent to the transfer of my personal data by NICE UK to the Company for the purpose of administering my participation in the Plan.

Executed as a deed on the date below:

Grantee’s Name: _________	Signature: __________________
Date: ____________

Witness Signature: _________

Witness Name: _________

Witness Address: _______________________________________

APPENDIX A TO OPTION AWARD NOTICE

United Kingdom Tax Consequences in relation to the Option Grant

          The following includes a description of the United Kingdom tax consequences of the grant of options based upon the law and regulations in effect on the date hereof. You are reminded that the law can change at any time, possibly retroactively, so you are advised to consult with your own suitably qualified independent tax adviser with respect to the tax consequences of receiving and exercising options or disposing of shares.

     1.   Your attention is drawn to the Plan (particularly Paragraph 14 and Appendix A) in relation to the liability and withholding of Taxes. Any Tax resulting from the grant, vesting, or exercise of any Options (as applicable), or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company, or yours), shall be borne exclusively by you, and the Company and your employer shall bear no liability in respect of any applicable Tax or expense resulting therefrom. The Company or your employer will withhold any such Tax which it is obligated to deduct as a result of these events.

     2.   It is a condition of the grant of the Options that you irrevocably agree to:

          (a)          pay to the Company, your employer or former employer amounts equal to any PAYE income tax and primary class 1 (employee) national insurance contributions (NICs) (or any similar liability in respect of tax or social security contribution arising in any jurisdiction outside the United Kingdom) for which the Company, your employer or former employer is liable to account on the exercise of the Option or the sale of any Shares (or any other taxable event in relation to the Shares), or to enter into arrangements satisfactory to the Company to secure the payment of any such amounts;

          (b)          pay to the Company, your employer or former employer amounts equal to any secondary class 1 (employer) NICs (Employer NICs) (or any similar liability in respect of social security contribution arising in any jurisdiction outside the United Kingdom) which the Company, your employer or former employer is liable to pay on the exercise of the Option or the sale of any Shares (or any other taxable event in relation to the Shares) and which may be lawfully recovered from you, or to enter into arrangements satisfactory to the Company to secure the payment of any such amounts;

(c) if requested to do so by the Company, your employer or former employer, to enter into a joint election to transfer to you liability for the whole or any part of any Employer NICs; and

          (d)          enter into a joint election in respect of the Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company, your employer or former employer at any time up to the date falling fourteen days after you acquire the Shares.

     3.   You agree that, if you do not fulfil any obligation to pay Taxes, the Company may retain and sell enough of the Shares to satisfy your liabilities thereunder together with any costs arising from that sale. You will be entitled to any balance of the sale proceeds. You are required to follow the instructions of the Company in order to ensure any such Tax withholding and the payment of the nominal value of the Shares. The Company may determine that you may only receive American Depositary Receipts (“ADRs”) instead of Shares upon vesting of the exercise of the Options.

     4.   You agree to appoint the Company (acting by any of its directors from time to time) as your agent and attorney to:

(a) sell Shares at the best price reasonably available and deal with the proceeds of sale as specified in clause 2(a) and (b); and

(b) execute joint elections of the types specified in clause 2(c) and (d) in your name and on your behalf.

     5.   You agree that the Company may appoint one or more persons to act as substitute agent(s) and attorney(s) for you and to exercise one or more of the powers conferred on the Company by this power of attorney, other than the power to appoint a substitute attorney. The Company may subsequently revoke any such appointment.

     6.   Any power of attorney given by you under this Award Notice shall be irrevocable, save with the consent of the Company, and is given by way of security to secure the interest of the Company (for itself and as trustee under the Option on behalf of any employer or former employer of yours) as a person liable to account for or pay any relevant PAYE or NICs liability.

     7.   You confirm that a person who deals in good faith with the Company or any substitute attorney as your attorney appointed under this Award Notice may accept a written statement signed by that person to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

APPENDIX B TO OPTION AWARD NOTICE

TO: NICE SYSTEMS LIMITED

(“the Company”)

1.	Surrender

1.1

In consideration of the Company’s agreement to grant to me a New Option to acquire ________ Shares in the Company on the terms set out in the Offer to Exchange addressed to me by the Company and dated 23 June, 2009 (the “Tender Offer”), I irrevocably and unconditionally surrender all rights which I have or may have under the Existing Option granted to me on [date].

2.	Further assurance

I agree, at the cost of the Company, to execute all such documents and do all such acts and things as the Company may, at any time after the date of this document, reasonably require to give effect to its provisions.

3.	definitions

Words and phrases used in this document shall, where defined in the Tender Offer or the Company’s 2008 Share Incentive Plan, have the same meaning.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by [NAME OF GRANTEE]
in the presence of:
Option Holder’s
signature

Witness signature

(Name, address and occupation of witness)